July 8, 2024

i-80 Gold Corp.
5190 Neil Road, Suite 460

Reno, Nevada

89502

Dear Sirs/Mesdames:

Re: i-80 Gold Corp. - Registration Statement on Form S-8

We are Canadian counsel to i-80 Corp., a British Columbia corporation (the "Company"), in connection with the proposed offering and sale of up to 38,489,672 common shares of the Company, without par value (the "Shares"), issuable upon the exercise, settlement or redemption, as applicable, of options, share units, (consisting of performance share units and restricted share units) and deferred share units (collectively, the "Awards") granted pursuant to the Company's Omnibus Share Incentive Plan (the "Omnibus Plan"). The Shares are included in a Registration Statement on Form S-8 (the "Registration Statement") under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), filed with the U.S. Securities and Exchange Commission (the "Commission") on the date hereof.

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

For the purposes of the opinions expressed below, we have examined such statutes, regulations, public and corporate records and other documents and have made such investigations and considered such questions of law as we have considered necessary as a basis for the opinions hereinafter expressed. We have also examined the Registration Statement and the Omnibus Plan, which have been filed with the Commission as an exhibit to the Registration Statement. We have relied on a certificate of an officer of the Company as to various questions of fact material to our opinion that we have not verified independently.

In all such examinations, we have assumed the genuineness of all signatures and the authority and legal capacity of all persons signing documents reviewed by us, the authenticity of all documents submitted to us as originals and the completeness and conformity to authentic original documents of all documents submitted to us as true, certified or notarial copies or as reproductions (including documents received by facsimile), all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise, and the truthfulness and accuracy of all certificates of public officials and officers of the Company. We have also assumed the awards granted under the Omnibus Plan will be duly granted by the board of directors of the Company (the "Board"), a committee of the Board (a "Committee") or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Omnibus Plan and applicable laws, and all Shares issued in accordance with the Omnibus Plan will be accompanied by a valid authorization of the Board or such Committee specifying that all such Shares will be validly issued by the Company as fully paid and non-assessable shares in the capital of the Company.

Where our opinion below refers to the Shares being issued as "fully-paid and non-assessable", such opinion assumes that all required consideration (in whatever form) will have been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

We are solicitors qualified to practice law in British Columbia and we express no opinion as to any laws or any matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that an aggregate of up to 38,489,672 Shares, when issued from time to time upon the due exercise, settlement or redemption, as applicable, of Awards granted under and in accordance with the terms of the Omnibus Plan and the terms and conditions of any grant agreement governing the grant of any such Award will be validly issued by the Company as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is for the benefit of the addressee and rendered solely as of the date hereof in connection with the Registration Statement to which it relates. Our opinion is expressly limited to the matters set forth above and we express no opinion, by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Shares. Such opinion may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

Yours truly,

/s/ BENNETT JONES LLP

BENNETT JONES LLP